UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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KVH INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE

VIEX SPECIAL OPPORTUNITIES FUND II, LP

VIEX GP, LLC

VIEX SPECIAL OPPORTUNITIES GP II, LLC

VIEX CAPITAL ADVISORS, LLC

ERIC SINGER

BRADLEY L. RADOFF

PETER T. SHAPER

JOHN MUTCH

POTOMAC CAPITAL PARTNERS V, LP

POTOMAC CAPITAL MANAGEMENT V LLC

POTOMAC CAPITAL MANAGEMENT, INC.

PAUL J. SOLIT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One (“Series One”), together with the other participants named herein (collectively, “VIEX”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of KVH Industries, Inc., a Delaware corporation (the “Company”).

Item 1: On May 20, 2021, VIEX delivered the following letter to shareholders of the Company:

VIEX OPPORTUNITIES FUND, LP – SERIES ONE

c/o VIEX Capital Advisors, LLC

323 Sunny Isles Blvd, Suite 700

Sunny Isles Beach, Florida 33160

May 20, 2021

Dear Fellow Stockholders:

THE PERSISTENT DESTRUCTION OF STOCKHOLDER VALUE AT KVH INDUSTRIES, INC. WARRANTS FRESH PERSPECTIVES ON THE BOARD

VOTE THE WHITE PROXY CARD TODAY TO REFRESH KVH INDUSTRIES, INC.’S BOARD WITH DIRECT STOCKHOLDER REPRESENTATIVES COMMITTED TO SERVING YOUR BEST INTERESTS

VIEX Opportunities Fund, LP – Series One, part of a series of VIEX Opportunities Fund, LP, a Delaware series limited partnership (“Series One”), together with its affiliates and the other participants in its solicitation (collectively, the “Investor Group” or “we”) are the largest stockholders of KVH Industries, Inc., a Delaware corporation (“KVHI” or the “Company”), with a combined beneficial ownership of approximately 9.5% of the Company’s outstanding shares. We have nominated two highly qualified and experienced directors, John Mutch and Eric Singer (collectively, the “Nominees”), for election to the Company’s Board of Directors (the “Board”) at the Company’s Annual Meeting of Stockholders scheduled to be held on June 17, 2021 (the “Annual Meeting”).

Despite our willingness to settle for a single addition to the Board, which would have resulted in a single director on a Board of eight for the Company’s largest group of stockholders, the Board chose to defensively add new directors with questionable track records and launch a costly campaign paid for with stockholder money, to avoid stockholder-driven change. The Board seems intent on trying to run a smear campaign against the Nominees rather than look introspectively at its poor performance and general lack of refreshment until we made clear that we intended to seek Board representation at the Annual Meeting.

We do not intend on running a low-road campaign. Instead, we ask for your vote if you are tired of negative returns on your investment and believe, like we do, that stockholder representatives with significant capital at risk will do a better job to hold management accountable and help drive profitability and improved stockholder returns for all stockholders.

This Board Has Overseen Abysmal Stock Price Performance for Fifteen Years

The Board has overseen atrocious total shareholder returns (“TSR”) over multiple measuring periods in the past fifteen years.

Total Shareholder Returns

	KVHI	Russell 2000 Index	Russell 3000 Index	Russell 2000 Utilities: Telecommunications Index
1-year	8.70%	27.39%	22.80%	36.74%
3-year	9.00%	39.43%	49.54%	29.50%
5-year	41.22%	114.06%	123.26%	66.77%
10-year	-7.22%	307.20%	333.75%	162.73%
15-year	11.27%	272.28%	310.45%	N/A

Source: Bloomberg
TSR as of 1/14/2021 (date Series One delivered its notice of nomination)

While the Board may tout the recent uptick in the Company’s stock price over the past several months, we believe a big contributor to this increase was our public involvement, large share purchases and investors hoping for change.

We Believe the Board’s Lack of Meaningful Ownership Demonstrates their Lack of Alignment with Stockholders

Other than Founder, Chairman and Chief Executive Officer Martin A. Kits van Heyningen, each other member of the Board holds less than 1% of the Company’s outstanding shares. In fact, the Investor Group holds more shares than Mr. Kits van Heyningen and the entire Board combined. While the Investor Group continues to acquire shares, many of the Company’s insiders seem to be reducing their holdings by engaging in significant sales of stock, much of which appears to have been received through stock awards rather than open market purchases. Perhaps this is why the Board seems less concerned about addressing the Company’s dreadful TSR than stockholders who have invested their own capital in the Company. As we and our Nominees are direct stockholders, our interests are directly aligned with all stockholders in our attempts to gain minority representation on the Board and our Nominees will ask the accountability laden-questions of management so desperately needed in the boardroom.

In addition to KVHI’s horrendous TSR track record, the Company has also heavily diluted its stockholders with large grants of shares over a relatively short period of time by nearly 14%.1 We believe this dilution and poor TSR performance will likely continue without stockholder representatives added to the Board.

While we have real skin in the game and are spending our own money in an effort to hold the Board and management accountable for the Company’s poor performance, the Board has decided to instead waste $2 million of stockholder resources—which represents approximately 5% of the Company’s total cash position2—to defend its insular boardroom culture. To us, management appears afraid of aligned investors working together to effect real change in the boardroom – we believe this is because the Company has historically functioned with little regard for stockholders by failing to ensure proper plans, metrics and policies were in place to protect stockholder interests.

1 KVHI’s Annual Report for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2016, disclosed that the Company had 16,168,380 shares of Common Stock outstanding as of March 11, 2016. This figure climbed to 18,429,840 shares of Common Stock outstanding as of February 22, 2021, as disclosed in KVHI’s Annual Report for fiscal year 2020, filed with the SEC on March 3, 2021 (the “2020 Annual Report”).

2 Based on a total cash position of $39.1 million as of March 31, 2021, as disclosed in KVHI’s Quarterly Report for the period ended March 31, 2021, filed with the SEC on May 5, 2021.

The Board’s Reactive Refreshment Does Not Add Appropriate Skillsets to the Board

Instead of working with the Investor Group on building the best Board possible, the Company has decided to nominate two candidates without apparent stockholder input, who we believe lack the necessary skillsets and alignment to hold management and other longer-tenured directors on the Board accountable. We find it suspect that the Company only undertook a long-overdue self-refreshment process in direct reaction to our nominations. The two nominees from the Company have limited to no public company board experience and do not own any shares of the Company. One nominee, Cielo Hernandez, who in addition to owning no stock and having no other public company Board experience, has recently been appointed Chief Financial Officer of XL Fleet Corp., a company currently embroiled in litigation and massive shareholder value destruction, with its share price declining by almost 70 percent year to date!! Given the numerous issues facing XL Fleet, we struggle to understand how Ms. Hernandez will have enough time to address all of the issues that have long plagued KHVI. The Company’s other nominee, Cathy-Ann Martine-Dolecki, has only served on one public company Board for just a few weeks.

While we certainly welcome new and diverse perspectives on this Board, it should not come at the expense of adding more qualified directors with extensive public company board experience in the technology space, strong track records at driving value for shareholders and significant capital at risk to address the long term underperformance at KVHI.

VIEX IS OFFERING STOCKHOLDERS A BETTER WAY FORWARD.

VIEX has nominated two highly-qualified individuals who are committed to realizing full value for all KVHI stockholders while taking immediate action to reduce further impairment to the Company. The Nominees also possess extensive experience with long-term underperforming businesses that require intervention to stem losses, and to improve performance and governance. As the largest group of stockholders of the Company, our Nominees’ interests are directly aligned with those of all of the long-suffering stockholders and they will bring the stockholders’ perspective into the boardroom.

It is up to us, KVHI’s stockholders, to take control of our Company and choose the best individuals to represent OUR interests. We believe the choice is clear and urge stockholders to vote the WHITE proxy card in support of a professional, experienced and stockholder friendly group that will bring a stockholder’s perspective to the boardroom. Vote the WHITE proxy card to elect John Mutch and Eric Singer to the Board.

VOTE FOR CHANGE AND PROTECT YOUR INVESTMENT

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

Best Regards,
/s/ Eric Singer
Eric Singer
VIEX Capital Advisors, LLC

If you have any questions, or require assistance with your vote, please contact our proxy solicitor:

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Investor Group’s proxy materials,

please contact:

Stockholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

www.saratogaproxy.com/VIEX

Item 2: VIEX posted the following material to https://saratogaproxy.com/viex/: